Exhibit 99.2

OCEAN SHORE HOLDING CO. ANNOUNCES REDEMPTION OF TRUST PREFERRED SECURITIES

Ocean City, New Jersey – July 27, 2015 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced that its board of directors has approved the redemption of the remaining $7 million liquidation amount of its outstanding 8.67% Capital Securities (the “Capital Securities”) issued by Ocean Shore Capital Trust I (“Capital Trust I”), a wholly-owned subsidiary of the Company. The redemption date for the Capital Securities is August 26, 2015 (the “Redemption Date”).

The redemption price for each of the Capital Securities will equal 101.301% of the $1,000.00 liquidation amount per security, plus all accumulated and unpaid distributions per security to the Redemption Date. All interest accruing on the Capital Securities called for redemption will cease to accrue on and after the Redemption Date.

The Capital Securities are being redeemed, along with a pro rata number of common securities issued by Capital Trust I and held by the Company, as a result of the concurrent redemption of the 8.67% Junior Subordinated Deferrable Interest Debentures held by Capital Trust I, which underlie the Capital Securities. Deutsche Bank Trust Company Americas, as property trustee of Capital Trust I, will notify holders of the Capital Securities called for redemption.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of eleven full-service banking offices in eastern New Jersey.

Contacts:

Steven E. Brady, President and CEO

Donald F. Morgenweck, CFO

(609) 399-0012